Exhibit 5.1

Gordon K. Ho

T: +1 650 843 5190

gho@cooley.com

March 1, 2022

Cortexyme, Inc.

269 East Grand Ave.

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Cortexyme, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 1,503,720 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 1,202,976 shares of Common Stock pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 EIP”), and (ii) 300,744 shares of Common Stock pursuant to the Company’s 2019 Employee Stock Purchase Plan (together with the 2019 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectus for the 2019 Plan, the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, each as currently in effect, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Gordon K. Ho
Gordon K. Ho

Cooley LLP 3175 Hanover Street, Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com